As filed with the U.S. Securities and Exchange Commission on December 30, 2025

Registration No. 333- 290873

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FG Imperii Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1884449
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

104 S. Walnut Street, Unit 1A

Itasca, Illinois 60143

Tel: (847) 791-6817

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hassan R. Baqar

104 S. Walnut Street, Unit 1A,

Itasca, IL 60143

Tel: (847) 791-6817

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Terry Bokosha Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Brad L. Shiffman Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 885-5000

Jose Santos, Esq. Sonia Starvis Esq. Forbes Hare Cassia Court Camana Bay Suite 716 10 Market Street Grand Cayman KY1-9006 Tel: (345) 943-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐ If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

FG Imperii Acquisition Corp. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-290873) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 16(a) of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has been omitted.

Part II

Item 15. Recent Sales of Unregistered Securities.

On September 16, 2025, our sponsor paid $10,000 in exchange for 5,750,000 founder shares, or approximately $0.002 per share. The sponsor subsequently transferred an aggregate of 1,110,000 founder shares to members of the Company’s management, board of directors and senior advisors, resulting in the sponsor holding 4,640,000 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 23,000,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 20% of the outstanding shares after this offering (excluding the ordinary shares underlying the public warrants, the Underwriter Units, the private units, the $15 Exercise Price Warrants and the units issuable upon conversion of any working capital loans). Up to 750,000 of these shares will be forfeited by the sponsor depending on the extent to which the underwriters’ over- allotment is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

Our sponsor (and/or its designees) has committed, pursuant to a written agreement, to purchase 1,000,000 $15 Exercise Price Warrants at $0.10 per warrant in a private placement occurring simultaneously with the closing of this offering. In addition, our sponsor (and/or its designees) has committed, pursuant to a written agreement, to purchase an aggregate of 275,000 private units, each unit consisting of one ordinary share and one-half of one warrant. These purchases will take place on a private placement basis simultaneously with the closing of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1	Memorandum and Articles of Association.

3.2	Amended and Restated Articles Memorandum and Articles of Association.

4.1	Specimen Unit Certificate.

4.2	Specimen Ordinary Share Certificate.

4.3	Specimen Warrant Certificate.

4.4	Form of Public Warrant Agreement between Odyssey Transfer and Trust Company and Registrant.

4.5	Form of Private Warrant Agreement between Odyssey Transfer and Trust Company and Registrant.

5.1	Opinion of Loeb & Loeb LLP.

5.2	Opinion of Forbes Hare.

Part II

Exhibit No.	Description

10.1	Form of Letter Agreement among the Registrant, FG Imperii Investors LLC and each of the executive officers and directors of the Registrant.

10.2	Form of Investment Management Trust Agreement between Odyssey Transfer and Trust Company and the Registrant.

10.3	Form of Registration Rights Agreement among the Registrant, FG Imperii Investors LLC, ThinkEquity LLC, EarlyBirdCapital, Inc. and the Holders signatory thereto.

10.4	Form of $15 Exercise Price Warrants Purchase Agreement between the Registrant and FG Imperii Investors LLC.

10.5	Form of Private Placement Units Purchase Agreement between the Registrant and FG Imperii Investors LLC.

10.6	Form of Indemnity Agreement.

10.7	Promissory Note issued to FG Imperii Investors LLC.

10.8	Securities Subscription Agreement between the Registrant and FG Imperii Investors LLC.

10.9	Form of Administrative Services Agreement between the Registrant and FG Imperii Investors LLC.

10.10	Exclusive Financial Advisory Agreement, dated September 30, 2025, by and between the Registrant and Imperii Securities LLC.

14	Form of Code of Business Conduct and Ethics.

23.1	Consent of Fruci & Associates II, PLLC.

23.2	Consent of Loeb & Loeb LLP (included on Exhibit 5.1).

23.3	Consent of Forbes Hare (included in Exhibit 5.2).

24	Power of Attorney.*

99.1	Form of Audit Committee Charter.

99.2	Form of Compensation Committee Charter.

99.3	Form of Nominating & Corporate Governance Committee Charter.

107	Calculation Fee Table*

*Previously filed.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on December 30, 2025.

FG Imperii Acquisition Corp.

By:	/s/ Larry Swets, Jr.
	Name:	Larry Swets, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Larry Swets, Jr.	Chief Executive Officer	December 30, 2025
Larry Swets, Jr.	(Principal Executive Officer)

/s/ Hassan R. Baqar	Chief Financial Officer and Secretary	December 30, 2025
Hassan R. Baqar	(Principal Financial and Accounting Officer)

/s/ Scott D. Wollney	Chairman of the Board	December 30, 2025
Scott D. Wollney

/s/ Andrew B. McIntyre	Director	December 30, 2025
Andrew B. McIntyre

/s/ Richard E. Govignon	Director	December 30, 2025
Richard E. Govignon

Authorized Representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amended registration statement, solely in its capacity as the duly authorized representative of FG Imperii Acquisition Corp., in the City of Itasca, State of Illinois, on December 30, 2025.

By:	/s/ Hassan Baqar
	Name:	Hassan Baqar
	Title:	Chief Financial Officer

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